UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Mac-Gray Corporation

(Name of Registrant as Specified In Its Charter)

Moab Partners, L.P. a Delaware limited partnership
Moab Capital Partners, LLC, a Delaware limited liability company
Michael M. Rothenberg
David A. Sackler

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 5, 2011, Moab Capital Partners, LLC, on behalf of Moab Partners, L.P., a shareholder of Mac-Gray Corporation (the “Company”), sent the following letter to the Board of Directors of the Company:

Letter to Board

December 5, 2011

Board of Directors
Mac-Gray Corporation
404 Wyman Street
Suite 400
Waltham, MA  02451

Ladies and Gentlemen:

Moab Partners, L.P. (the “Moab Partners”) currently holds 1,135,957 shares of common stock of Mac-Gray Corporation (“Mac-Gray” or the “Company”) representing 7.9% of the outstanding shares.  Moab Partners accumulated its position over a number of years.

On November 10, 2011, Moab Capital Partners, LLC (“Moab”), the general partner of Moab Partners, sent a letter to the Board of Directors of Mac-Gray (the “Board”).  In our letter, we: (1) expressed grave concerns regarding the conduct of the Board in rejecting the $17.50 acquisition proposal from KP Capital, LLC (“KP Capital”); and (2) asked for specific additional information to be shared with all shareholders of the Company in order to shed more light on the Board’s decision.  Specifically, Moab requested six pieces of information to be publicly disclosed to all Mac-Gray shareholders.

Based on a discussion with the Company’s Chairman of the Board, Thomas E. Bullock, as well as the passing of more than three weeks since our letter without any response, it is clear that the Company and the Board are unwilling to meet any of Moab’s requests for public disclosure of information.  Moab finds this reaction unacceptable.

Upon the Company’s issuance of the press release on October 24th which indicated the existence of a $17.50 proposal to acquire the Company, the shareholders of Mac-Gray seemed to express their optimism that the Board of Mac-Gray would enact shareholder friendly policies or present a business plan which outlined why $17.50 per share was inadequate.  This optimism was manifested in a 9% one day increase in the trading price of Mac-Gray’s shares on October 24th.  However, management and the Board’s failure to justify the rejection of the KP Capital proposal, coupled with their failure to provide a business plan or enact any shareholder friendly policies, has been followed by a subsequent decline in the stock price of nearly 10% as of the date of this letter while the S&P 500 Index was virtually unchanged in the same period.  The depressed stock price appears to be a direct result of actions by the management and Board of Mac-Gray.

A share repurchase might have averted the recent destruction of shareholder value but the Board seems uninterested.  While the Board seems to believe that the Company is worth in excess of $17.50 per share today, Moab can’t understand why neither the Company nor any management members or directors have purchased a single share of stock at far cheaper prices subsequent to the rejection of the KP Capital proposal.

Moab currently intends to nominate a slate of directors for election at the Company’s 2012 annual meeting of shareholders.  Given the Board’s glaring lack of disclosure surrounding a material event, Moab believes more shareholder-focused directors are urgently needed.

Very truly yours,

Michael M. Rothenberg	David A. Sackler
Portfolio Manager	Portfolio Manager

cc: Stewart G. MacDonald, Jr., Chief Executive Officer
cc: Michael J. Shea, Chief Financial Officer and Treasurer

Important Additional Information

Moab currently intends to file a definitive proxy statement for the annual shareholders’ meeting (the “Proxy Statement”) soliciting votes for Moab’s nominees to the Company’s Board of Directors.  Moab is not asking you at this time to vote on its slate of directors.  Once Moab’s Proxy Statement becomes available, Moab strongly advises shareholders to carefully read that Proxy Statement because it will contain important information.  Information concerning Moab and any other persons deemed participants in Moab’s solicitation or proxies from shareholders in connection with the annual meeting will also be available in Moab’s Proxy Statement.  Once Moab’s Proxy Statement becomes available, shareholders will be able to obtain, free of charge, copies of that statement and any other documents Moab files with or furnishes to the Securities and Exchange Commission (“SEC”) through the SEC’s website (http://www.sec.gov).